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                                                                   Exhibit 10.21

                     FY06 ANNUAL INCENTIVE COMPENSATION PLAN

                       ESTERLINE TECHNOLOGIES CORPORATION

1. PURPOSE. The Board of Directors has established this Plan to encourage Esterline officers and senior managers to make prudent decisions that will strengthen current year financial results for shareholders. The Plan is designed to reward participants for successful achievement of an earnings objective, and to provide incentives for them to achieve outstanding results.

2. MEMBERSHIP. The Board will appoint selected officers and senior managers from among Esterline's corporate staff to Plan membership. Individuals become members upon return of a signed acceptance.

3. OBJECTIVE. The Plan's earnings objective will be determined by the Board's Compensation Committee, and approved by the Board at the beginning of the fiscal year.

4.   INCENTIVE FORMULA.

     A. TARGET INCENTIVE COMPENSATION. The Board will establish a target incentive compensation award level for each member ("target IC"), which will range from 5% to 60% of the member's base salary as of fiscal year-end. Esterline will pay the target IC amount if the corporation achieves its earnings objective, subject to other terms of this Plan.

     B. THRESHOLD. Members will earn no IC if the corporation's earnings fall below a minimum established by the Board ("Plan threshold"). At the Plan threshold, members will earn 25% of their target IC.

     C. MAXIMUM. Members may earn up to 200% of their target IC for exceptional achievement if corporate earnings exceed the Plan's objective and reach this "Plan maximum". Plan members will earn no additional IC for achievement above the Plan maximum.

     D. PROPORTIONATE AWARDS. Between the Plan threshold and Plan maximum, member earnings will increase or decrease from target levels in direct proportion to incremental achievement.

5.   GENERAL TERMS.

     A. PLAN ADMINISTRATION. The Board has delegated administrative authority to its Compensation Committee, which shall consider any issues arising under the Plan, oversee Plan award calculations, and make recommendations to the Board for final approval.

     B. ADJUSTMENTS. The Compensation Committee may exercise its discretion to recommend the Board either subtract from or add to computed awards, provided, however, that the Compensation committee may not adjust awards for any member who is a covered

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          employee for purposes of Section 162(m) of the Internal Revenue Code of 1986 in such a manner as would increase the amount of compensation otherwise payable to that employee. The maximum range of such adjustments is limited to either 25% of the member's computed award or 25% of the member's target IC, whichever is greater.

     C. CALCULATIONS. Esterline will calculate earnings per share on a fully-diluted basis, as audited, and before extraordinary items.

     D. PAYMENT. Esterline will pay Plan awards within 60 days following fiscal year-end, provided:

          - Company auditors have issued an opinion that supports earnings calculations;

          -    The Board has approved the proposed awards; and,

          - Members remain employed through the entire fiscal year and through the payment date, except as provided in sections 5f and 5g below.

     E. EMPLOYMENT. This Plan does not affect members' terms of employment, except as specifically provided here. This Plan does not guarantee continued employment. Members remain subject to usual Esterline policies and practices.

     F. PARTIAL YEAR MEMBERSHIP. If an employee is appointed to the Plan mid-year, Esterline will pay a pro-rata amount based on the member's period of employment, and on the terms under which they were appointed to the Plan.

     G. TERMINATION. If a member leaves Esterline employment prior to the Plan payment date for any reason, whether voluntary or involuntary, s/he shall forfeit any IC award otherwise earned, except:

          i. The Board may exercise its discretion to grant a pro-rata award to a terminated employee based on his/her period of employment; or,

          ii. If a member leaves due to retirement, disability or death, Esterline will pay a pro-rata amount based on the member's period of active employment.

     H. ENTIRE AGREEMENT. This Plan, together with the member's appointment letter and signed acknowledgement, comprise the entire agreement between the member and Esterline with respect to these subjects.

     I. MODIFICATION. The Board may modify or terminate this Plan at any time, provided it pays members on a pro-rata basis for any IC earned prior to such change.

Approved by the Board and issued on its behalf:


/s/ Robert W. Cremin
-------------------------------------
Robert W. Cremin
Chairman, President & CEO

December 8, 2005


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                                         FY06 Annual Incentive Compensation Plan
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